Exhibit 10.13

SETTLEMENT

This Settlement Agreement (“Agreement”) entered into by and between Smash Clicks, LLC (“SMASH”), an LLC organized and existing under the laws of Nevada and INTERSEARCH GROUP, INC. (“ISG”), a corporation organized and existing under the laws of the State of Florida, and DOTCOM Corporation (“DOTCOM”) a North Carolina corporation, on this 18th day of November, 2005 sets forth all terms and conditions under which the parties are willing to settle this law suit.

WHEREAS, the parties are involved in Civil Action No. 05 cv 9225 in the United States District Court for the Southern District of New York (the “Lawsuit”), which Lawsuit pertains to disputes which have arisen between the parties in connection with the facts recited above; and

WHEREAS, the parties deny any liability, but are desirous of amicably settling their disputes.

NOW THEREFORE, in consideration of the mutual promises contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	ISG shall pay SMASH $693,000 no later than January 15, 2006.

2.	ISG shall pay SMASH $847,000 upon the transfer of the domain name IRS.COM into either ISG’s name or that of an ISG subsidiary, unless DOTCOM and ISG subsequently agree in writing to some other form of effective transfer, in which case the $847,000 shall be due and payable upon that transfer. SMASH and ISG agree that in the event that the domain does not transfer to ISG or its designated subsidiary or assigns by August 12, 2006 (unless extended by agreement in writing between DOTCOM and ISG, in which case the cut off date shall be extended commensurately) in accordance with the terms of the Asset Purchase Agreement between ISG and DOTCOM and the domain reverts back to DOTCOM, then SMASH will not be entitled to receive the balance of $847,000 set forth in this paragraph but will be entitled to retain any and all monies paid to date. Upon payment of the $693,000 set forth above SMASH shall have no further claims against DOTCOM related to the Lawsuit or in any way related to this Settlement Agreement.

3.	ISG shall pay SMASH 5% interest from the date of the signing of this agreement on all monies it herein agrees to pay to SMASH payable on the 1st day of each month until all amounts are paid.

4.	SMASH shall transfer to ISG all stock of Dotted Ventures, Inc., an ICANN accredited registrar no later than January 16, 2006 which is contingent on the previously mentioned $693,000 payment, which is contingent upon the $693,000 payment set forth in paragraph 1 above.

5.	DOT COM does hereby not object to these terms of the dismissal of this law suit.

6.	Facsimile. Signed copies of this Agreement transmitted by Facsimile are equivalent to a signed original of this Agreement.

7.	Governing Law. This Agreement is made under and shall be governed by and interpreted in accordance with the laws of the state of New York, without regard to that state’s choice of law principles.

8.	Signatories’ Representations. Each of the undersigned represents and warrants that he/she is authorized and legally competent to execute this Agreement on behalf of the party he or she purports to represent, as a legally binding and enforceable agreement.

9.	SMASH and ISG shall bear its own costs in connection with the Lawsuit and this Agreement.

10.	This Agreement shall be binding upon the parties hereto, their successors or assigns, and upon any and all others acting by or through them or in privity with them, or under their direction.

11.	No representation or warranties have been made by either party to the other, or by anyone else, except as expressly set forth in this Agreement, and this Agreement is not being executed in reliance on any representation or warranty other than those expressly set forth herein.

12.	In the event that any provision of this Agreement or the application of any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect, and this Agreement shall be interpreted as if such invalid provisions were omitted.

13.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations or agreements, whether written or oral, relating to the subject matter herein, including, but not limited to, the Memorandum of Agreement between ISG and SMASH dated June 10, 2005. This Agreement may not be altered, amended, modified or otherwise changed except by an instrument in writing duly executed by authorized representatives of each of the parties hereto.

14.	Upon the payment of the amounts set forth in paragraphs 1 and 2 above, the parties shall execute Releases in the form attached hereto as Exhibit A.

15.	In the event this Settlement Agreement is not executed by November 22, 2005, and the Stipulation of Discontinuance, a copy of which is attached hereto as Exhibit B, is not electronically filed with the Court by the parties by November 22, 2005, this Settlement Agreement shall be null and void and be of no force or effect, and the parties shall return to their respective positions. Upon the signing of this Settlement Agreement and the filing of the aforementioned Stipulation of Discontinuance by all parties, the matter shall be considered settled.

16.	The Court will retain jurisdiction with respect to any disputes that might arise in connection with this Settlement Agreement.

17.	This Settlement Agreement may be executed in counterparts.

IN WITNESS WHEREOF, SMASH, ISG and DOTCOM have caused this Agreement to be executed by their duly authorized representatives.

Dated: November 22, 2005

Smash Clocks, LLC. SMASH		INTERSEARCH GROUP, INC. ISG

By:	Tihan Seale	By:	Daniel O’Donnell

Signature:	/s/ Tihan Seale	Signature:	/s/ Daniel O’Donnell

Title:	General Manager	Title:	President

Date:	November 22, 2005	Date:	November 22, 2005

DOT COM Corporation

DOTCOM

By:	W.F. Humphries

Signature:	/s/ W.F. Humphries

Title:	President

Date:	November 22, 2005

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is entered into effective as of 6th day of January 2006.

BETWEEN:

SMASH CLICKS LLC a Nevada Corporation whose address is: 275 Madison Ave. Floor 4 New York, NY 10016 (the “Vendor”)

OF THE FIRST PART AND:

INTERSEARCH GROUP, INC., a Florida corporation whose principal offices are located at 222 Kearny Street, Suite 550, San Francisco, CA 94108 (the Purchaser )

OF THE SECOND PART

DOT COM CORPORATION, a North Carolina corporation, joins in this Agreement solely with respect to Section 3.1 hereof.

WHEREAS:

A. The Vendor owns all of the issued and outstanding securities (the “Shares”) of Dotted Ventures, Inc. (the “Company”), a Delaware corporation;

B. The Vendor has agreed to sell the Shares to the Purchaser and the Purchaser has agreed to purchase the Shares on the terms and conditions herein provided;

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.	GENERAL

1.1	Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a) “Company” means Dotted Ventures, Inc., a Delaware corporation with an address as at the date of this Agreement Suite 105, 501 Silverside Road, Wilmington, DE 19609.

(b) “Closing” means the completion of the transactions contemplated in this Agreement;

(c) “Closing Date” means January 6, 2006 or such other date as the Vendor and the Purchaser may mutually determine;

(d) “Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, and security interest of any nature whether arising by agreement, statute or otherwise attaching to a property interest or rights;

(e) “Losses” means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

(f) “Material Agreement” means the OrderBox ASP Master Agreement between the Company and Direct Information Pvt Ltd, entered into effective as of April 1, 2005, attached hereto as Exhibit A;

(g) “Purchase Price” has the meaning set out in Section 3.1 of this Agreement; and

(h) “Shares” means all of the issued and outstanding securities of the Company, consisting as at the Closing of 100 shares of common stock;

1.2	References to Agreement

The terms “this Agreement”, “hereof”, “herein”, “hereby”, “hereto”, and similar terms refer to this Agreement and not to any particular section, paragraph or other part of this Agreement. References to particular sections are to sections of this Agreement unless another document is specified.

1.3	Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.4	No Contra Preferentum

The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against either of the parties to this Agreement.

1.5	Sections and Headings

The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.6	Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.7	Time of Essence

Time shall be of the essence of this Agreement.

1.8	Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the state of New York and the laws of United States applicable therein, and each party irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the courts of such state and all courts competent to hear appeals therefrom.

1.9	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.10	Knowledge

Any statement in this Agreement expressed to be made to “the Vendor’s knowledge” and any other references to the knowledge of the Vendor shall be understood to be made on the basis of the actual knowledge of the Vendor, without inquiry, of the relevant subject matter.

1.11	Conflict

If there is a conflict between any provision of this Agreement and any provision of any other document contemplated by or delivered under or in connection with this Agreement, the relevant provision of this Agreement is to prevail.

2.	PURCHASE AND SALE

2.1	Transfer

Subject to the terms and conditions of this Agreement, effective as at the Closing Date the Vendor will sell, transfer, and assign to the Purchaser and the Purchaser will purchase from the Vendor, free and clear of all Encumbrances, all of the Vendor s right, title and interest in and to the Shares.

3.	PURCHASE PRICE

3.1	Purchase Price Amount; Modification to Settlement Agreement

The consideration for the transfer of the Shares shall be the Purchaser’s payment, at an earlier date than required, of $150,000 (the “Purchase Price”) in cash to Vendor at Closing. Such payment is part of a larger payment required to be made at a later date by Purchaser pursuant to the Settlement Agreement for Civil Action No. 05 cv 9225 entered into between Purchaser and Vendor (the “Settlement Agreement”) and the parties enter into this Agreement in consideration of such payment now being made at a date earlier than required by the Settlement Agreement, together with $1.00, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both parties.

The Vendor and Purchaser hereby expressly agree and acknowledge that the Settlement Agreement is hereby amended, such that (i) the transfer of the Shares by Vendor to Purchaser shall no longer be contingent on the $693,000 payment payable by Purchaser to Vendor as referenced in Sections 1 and 4 of the Settlement Agreement; and (ii) the $150,000 payment to be made at Closing shall be applied towards the $693,000 total payment that is payable by Purchaser to Vendor no later than January 15, 2006 pursuant to the Settlement Agreement.

4.	PAYMENT OF THE PURCHASE PRICE

4.1	General

The Purchase Price will be paid by the Purchaser on the Closing Date by wire transfer to Vendor pursuant to the wire instructions attached hereto as Exhibit B.

5.	CLOSING

5.1	Date and Location

The Closing will take place at 2:00 p.m. local time, on the Closing Date at the Vendor’s offices, New York, N.Y., or at such other place, date, and time as may be mutually agreed upon by the parties hereto.

5.2	Deliveries

At the Closing, the parties shall deliver to each other the instruments, documents and other items referred to in Article 9 hereof.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, that, as at the Closing Date:

(a)	the Company is duly formed under the laws of Delaware, is validly existing and in good standing in the State of Delaware;

(b)	the Vendor has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(c)	this Agreement has been duly and validly executed and delivered by the Vendor and constitutes a valid and legally binding obligation of the Vendor enforceable against the Vendor in accordance with its terms;

(d)	the Vendor has good legal and beneficial title to the Shares, which it holds of record, free and clear of all Encumbrances;

(e)	neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any rule, law, order or judgment to which the Company is subject or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Company is a party or by which it is bound;

(f)	the Vendor has no liability or obligation to pay any fees or commissions to any broker, finder, intermediary or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated, and if any such fees or commissions become due and payable, such costs and expenses will be the sole liability of the Vendor;

(g)	the entire authorized capital stock of the Company consists of 1,500 shares of capital stock, of which 100 shares of common stock are issued and outstanding and 1,400 shares of capital stock are held in treasury, and the Company has no subsidiaries;

(h)	the Shares have been duly authorized, validly issued, fully paid and nonassessable, and they constitute all of the issued and outstanding capital stock of the Company as at the Closing Date;

(i)	there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company;

(j)	the Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required;

(k)	the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, free and clear of all Encumbrances;

(l)	the Vendor has delivered to the Purchaser correct and complete copies of the charter, bylaws, minute books, stock certificate books and stock record books of Vendor;

(m)	the Vendor does not have any indebtedness which might by operation of law or otherwise now or hereafter constitute an Encumbrance upon any of the Shares;

(n)	no person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option that could require the Vendor or the Company to issue, sell, transfer or otherwise dispose of any capital stock of the Company;

(o)	except as provided in Schedule 6.1, the Company has no liabilities (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liabilities);

(p)	there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or non-compliance by or before any court, governmental or domestic commission, department, board, tribunal, arbitrator or authority, or administrative, licensing, or regulatory agency, body, or officer that are pending or, to the best of the Vendor s knowledge threatened against, or affecting, the Shares or the Company, and Vendor has no reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against the Company;

(q)	the Company has, and following the Closing, shall have, all required elements to function as a valid registrar;

(r)	except as disclosed in Schedule 6.1 hereto, the Company has no assets other than the www.dottedventures.com domain name and web site, and the Company owns and has the right to use all intellectual property used or held for use in the conduct of its business without any conflict with the rights of others;

(s)	except as disclosed in Schedule 6.1 hereto and Exhibit C, the Material Agreement attached hereto as Exhibit A is the only contract or agreement (including powers of attorney) to which the Company is a party;

(t)	the Material Agreement is legal, valid, binding, enforceable, and in full force and effect and will continue to be on identical terms following the consummation of the transactions contemplated hereby; and no party has repudiated any provision of the Material Agreement or is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration under the Material Agreement;

(u)

the Company has valid, legally binding and effective registry agreements with each of the parties listed on Schedule 6.1 for the respective web site extensions listed therein, and such agreements (attached as Exhibit C hereto) shall continue to be valid, legally binding and effective following the consummation of the transactions contemplated hereby; and no party has repudiated any provision of such agreements or is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration under any such agreement;

(v)	the Company is an accredited registrar with ICANN, and such accreditation shall continue to be valid and effective immediately following the Closing and thereafter, so long as Company complies with ICANN’s rules;

(w)	all accounts receivable of the Company are reflected property on its books and records;

(x)	the Company has no employees;

(y)	the Company has filed all tax returns that is was required to file, and each was correct and complete in all respects; all taxes owed by the Company have been paid; the Company is not currently the beneficiary of any extension of time within which to file any tax return; the Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; there is no dispute or claim concerning any tax liability of the Company, and the Company has not waived any statue of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency;

(z)	there is no requirement that the Company make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval from, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement;

(aa)	the representations and warranties contained in this Section 6.1 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.1 not misleading.

6.2	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, that, as at the Closing Date:

(a)	The Purchaser has the power, authority, and capacity to enter into this Agreement and to carry out its terms;

(b)	The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized the Purchaser, and this Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)	The execution, delivery and performance of this Agreement by the Purchaser, and the completion of the Purchase, will not constitute or result in a violation or breach of or default under the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Purchaser is a party or by which he is bound;

(d)	There are no actions, suits, proceedings, investigations, complaints, orders, directives or notices of defect or non-compliance by or before any court, governmental or domestic commission, department, board, tribunal or authority or administrative, licensing or regulatory agency, body or officer issued, pending or, to the best of the Purchaser s knowledge, threatened against or affecting the Purchaser which might, if determined adversely to the Purchaser:

(i) Prevent the Purchaser from paying to the Vendor the Purchase Price;

(ii) Enjoin, restrict or prohibit the transfer of all or any part of the Shares as contemplated by this Agreement; or

(iii) Prevent the Purchaser from fulfilling all of his obligations set out in this Agreement or arising from this Agreement.

(e)	The Purchaser is acquiring the Shares as a principal and for its own account;

(f)	There is no requirement that the Purchaser make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval from, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement;

(g)	Neither on the Closing Date nor immediately before the Closing Date, nor as a result of the transactions contemplated by this Agreement, will Purchaser (A) be insolvent such that the sum of its respective debts is greater than all of his respective property, at a fair valuation; (B) be engaged in or about to engage in, business or a transaction for which the capital or shares of Purchaser will be unreasonably small in relation to its respective business or the transaction; or (C) have intended to incur or believed it would incur, debts that would be beyond his respective ability to pay as such debts mature or become due.

(h)	Purchaser s assets and cash flow are sufficient to enable it to meet its obligations pursuant to this Agreement and the transactions contemplated hereunder;

(i)	The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, intermediary or agent with respect to the transactions contemplated by this Agreement for which the Vendor could become liable or obligated, and if any such fees or commissions become due and payable, such costs and expenses will be the sole liability of the Purchaser; and

(j)	The representations and warranties contained in this Section 6.1 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.1 not misleading.

7.	COVENANTS

7.1	Covenants of the Vendor and Vendor Parties

(a) Between the date of this Agreement and the Closing Date, the Vendor will not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein or materially changes the business of the Company.

(b) From time to time, at Purchaser’s request and without further consideration, Vendor shall do, acknowledge, execute and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and other such documents, instruments and consents as may be reasonably necessary or appropriate to consummate more effectively the transactions contemplated hereby, to discharge the covenants of Vendor and to vest in Purchaser good, valid and marketable title to the Company, including but not limited to, completing, executing and delivering any necessary registrar change of control agreements or applications and obtaining consents for and executing any and all documents and notices necessary for the assignment to Purchaser of any Contracts.

(c) Vendor recognizes that Purchaser may need financial or other data with respect to the Company covering periods prior to or after the Closing in order to comply with rules and regulations of the United States Securities and Exchange Commission, courts or other governmental organizations and agencies, and Vendor shall render reasonable cooperation to Purchaser and its auditors to provide such information upon request.

(d) For a thirty (30) day period of time after the Closing Date, Tihan Seale, the sole member/owner of the Vendor, shall be available to provide remote training to Purchaser, upon Purchaser’s reasonable request, to facilitate the Purchaser’s operation of the Company’s business. Such remote training shall be limited in scope to those items for which Purchaser cannot reasonably hire an outside technician to address or do in the normal course of business and shall be limited in time to five (5) hours per week.

7.2	Covenants of the Purchaser

From and after the Closing Date, Purchaser shall take all necessary steps to ensure that the Company complies with its obligations under the Material Agreements and maintains the Material Agreements in good standing.

7.3	Mutual Covenants

Between the date of this Agreement and the Closing Date, the Vendor and the Purchaser will make all commercially reasonable efforts to obtain and procure all consents, approvals, releases, and discharges required to effect the transactions contemplated hereby. The Vendor represents that the items in Schedule 7.3 comprise substantially all of the post-closing steps that Purchaser must take in order to ensure continued operation of the Company as a registrar in its current format. If the Company wishes to make any post-Closing changes to the operation of the Company, the parties acknowledge that other items may need to be done to facilitate those changes, and Vendor does not make any warranties or representations other than for the registrar’s operation in its current format.

8.	CONDITIONS PRECEDENT

8.1	Purchaser’s Conditions

The obligation of the Purchaser to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a)	that the representations and warranties of the Vendor contained herein are materially true and correct on and as at the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved or waived by the Purchaser;

(b)	that all the terms, covenants, conditions, agreements, and obligations hereunder on the part of the Vendor to be performed or complied with at or prior to the Closing Date have been performed and complied with as at the Closing Date;

(c)	no legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Shares contemplated hereby;

(d)	that at the Closing Date, there shall have been obtained from all appropriate federal, provincial, municipal or other governmental or administrative bodies such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendor to permit the change of ownership of the Shares contemplated hereby, and all notices, consents and approvals with respect to the transfer or assignment of the Agreements have been obtained;

(e)	that at the Closing Date, the parties shall have obtained the consents described in Section 7.3 of this Agreement, in each case in form and substance satisfactory to the Purchaser, acting reasonably.

The foregoing conditions of this Section 8.1 are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time.

8.2	Vendor’s Conditions

The obligation of the Vendor to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a)	that the representations and warranties of the Purchaser contained herein are materially true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by the Vendor;

(b)	that all terms, covenants, conditions, agreements, and obligations hereunder on the part of the Purchaser to be performed or complied with at or prior to the Closing have been performed and complied with as at the Closing;

(c)	no legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Shares contemplated hereby;

(d)	that at the Closing Date, there shall have been obtained from all appropriate federal, provincial, municipal or other governmental or administrative bodies such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendor to permit the change of ownership of the Shares contemplated hereby, and all notices, consents and approvals with respect to the transfer or assignment of the Agreements have been obtained;

(e)	that at the Closing Date, the parties shall have obtained the consents described in Section 7.3 of this Agreement, in each case in form and substance satisfactory to the Purchaser, acting reasonably.

The foregoing conditions of this Section 8.2 are for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time.

9.	CLOSING DELIVERIES

9.1	By Vendor

At the Closing Date, the Vendor will execute and deliver to Purchaser, or cause to be executed and delivered to the Purchaser:

(a)	a copy of a directors’ resolution or unanimous written consent of the Board of Directors of the Company approving the transfer of the Shares to the Purchaser;

(b)	a stock certificate representing the Shares, duly endorsed for transfer in blank;

(c)	the written resignation of all of the members of the Board of Directors of the Company as well as all officers;

(f)	the logins and passwords to the LogicBox account held by Company, as well as the logins and passwords to any and all other accounts necessary for the Company’s continued operation as a registrar post-Closing;

(g)	all such other documents and instruments as the Purchaser or its counsel may reasonably require in order to effect the transactions contemplated by this Agreement; and

(h)	all consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby.

9.2	By Purchaser

At the Closing the Purchaser will execute and deliver to Vendor, or cause to be executed and delivered to the Vendor:

(a)	cash in the amount of the Purchase Price by wire transfer as described in Section 4.1 hereof;

(b)	all such other documents and instruments as the Vendor or its counsel may reasonably require in order to effect the transactions contemplated by this Agreement; and

(c)	all consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby.

10.	SURVIVAL; INDEMNIFICATION

10.1	Survival.

Subject to Section 10.2, all representations, warranties, covenants and agreements contained in this Agreement, the Schedules hereto or in the documents or instruments executed in relation therewith (the “Ancillary Documents”) shall survive (and not be affected in any respect by) the Closing and any investigation conducted by any party hereto.

Section	10.2 Indemnification.

The parties hereto shall indemnify each other as set forth below:

(a) For purposes of this Section 10.2, the term “Losses” shall mean losses, damages, liabilities and claims, and fees, costs and expenses of any kind related thereto, but excluding (i) the loss of profits of any person seeking indemnification under the Agreement, (ii) punitive damages unless such person had punitive damages assessed or asserted against it or (iii) any consequential or special damages Losses (including, without limitation, any reasonable attorney’s fees and other legal expenses).

(b) The Vendor hereby agrees to indemnify, defend and hold harmless the Purchaser, its directors, officers, employees and controlled and controlling persons (the “Purchaser’s Affiliates”) and the Company from and against, and to reimburse the Purchaser, Purchaser’s Affiliates and the Company for, any Losses (but excluding any such Losses to the extent recoverable by the Purchaser or any of its affiliates from any third party under any contract with such party or under any applicable insurance policy) resulting to, imposed on, or incurred by

Purchaser, Purchaser’s Affiliates or Company, directly or indirectly, by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Vendor or the Company contained in or made pursuant to this Agreement; or

(ii) the breach by the Vendor of any of its covenants or agreements contained in this Agreement.

(b) The Purchaser hereby agrees to indemnify, defend and hold harmless the Vendor from and against, and to reimburse Vendor for, any Losses (but excluding any such Losses to the extent recoverable by the Purchaser or any of its affiliates from any third party under any contract with such party or under any applicable insurance policy), resulting to, imposed on, or incurred by Vendor, directly or indirectly, by reason of, arising out of or resulting from

(i) the inaccuracy or breach of any representation or warranty of the Purchaser contained in or made pursuant to this Agreement; or

(ii) the breach by the Purchaser of any of its covenants or agreements contained in this Agreement.

(e) As promptly as practicable, and in any event within thirty (30) days, after the Purchaser or Vendor shall receive any notice of, or otherwise become aware of, the commencement of any action, suit or proceeding, the assertion of any claim, the occurrence of any event, the existence of any fact or circumstance, or the incurrence of any Loss for which indemnification is provided for under this Agreement (an “Indemnification Event”), the party entitled to such indemnification (an “Indemnified Party”) shall give written notice (an “Indemnification Claim”) to the party from which such indemnification is (or, under such assumption, could be) sought (an “Indemnifying Party”) describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought. If the Indemnifying Party is not so notified by the Indemnified Party within thirty (30) days after the date of the receipt by the Indemnified Party or any of its Affiliates of notice of, or of the Indemnified Party or any of its Affiliates otherwise becoming aware of, any particular Indemnification Event, the Indemnifying Party shall not be relieved of all liability hereunder in respect of such Indemnification Event (or the facts or circumstances giving rise thereto), except to the extent that such Indemnifying Party is prejudiced or harmed as a consequence of such failure.

(f) The Indemnifying Party shall undertake the defense of the Indemnification Claim, and so long as the Indemnifying Party is defending any such claim actively and in good faith, the Indemnified Party shall not settle such claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense. If the Indemnifying Party, within a reasonable time after notice of any such Indemnification Claim, fails to defend such Indemnification Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Indemnification Claim or consent to the entry of a judgment with respect to such Indemnification Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment therein.

(g) Upon payment of any amount pursuant to any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party’s rights of recovery against any third party with respect to the matters to which such Indemnification Claim relates.

(i) The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Section 10.2, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it received such indemnity payment (the “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

(j) The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Indemnification Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be material.

11.	TERMINATION

This Agreement may be terminated before the Closing Date by mutual written consent of the Vendor and the Purchaser and, in such event, (i) each party shall be released from all obligations under this Agreement; and (ii) the Settlement Agreement shall not be deemed to have been amended and shall govern as originally executed.

12.	GENERAL

12.1	Further Assurances

From time to time subsequent to the Closing Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

12.2	Assignment

This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

12.3	Successors and Assigns; Entire Agreement

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

12.4	Waiver of Jury Trial

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PURCHASER AND THE VENDOR ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS OR TRANSACTION RELATED THERETO.

12.5	Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

12.6	Notices

Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal delivery service, by prepaid registered mail, posted in the United States or Canada, or by overnight courier service, and addressed to the proper party at the address stated below:

if to the Vendor:

Smash Clicks, LLC

275 Madison Avenue

Floor 4

New York, NY 10016

if to the Purchaser:

Intersearch Group, Inc.’

222 Kearny Street, Suite 550

San Francisco, California 94108

or to such other address as any party may specify by notice. Any notice sent by personal delivery or overnight courier service will be deemed given when received, and any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first written above.

SMASH CLICKS LLC.

Signature:	/s/ Tihan Seale

Name:	Tihan Seale

Title:	Manager

INTERSEARCH GROUP, INC

Signature:	/s/ Daniel O’Donnell

Name:	Daniel O’Donnell

Title:	President and Chief Executive Officer

SIGNING SOLELY WITH RESPECT TO SECTION 3.1 HEREOF, in order to evidence consent to the amendment of the Settlement Agreement:

DOT COM CORPORATION

Signature:	/s/ W.F. Humphries

Name:	W.F. Humphries

Title:	President

SCHEDULE 7.3

WITHIN 60 DAYS AFTER CLOSING, PURCHASER MUST:

Provide Versign with Purchaser’s contact information and bank information

If Directi’s servers will not be used, change the IP addresses to point at Company’s new server Set up “WhoIs” on the new server for Company

Change the Versign and ICANN access passwords

Purchaser acknowledges that all of the above actions are incumbent on Purchaser to do and none are required by Vendor. All of these actions can be done by Purchaser once Vendor has provided the appropriate passwords and documentation as listed herein. Further, the IP address change and whois modification is only necessary if Directi’s services are no longer going to be used by Company or if additional tld’s are added.